UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2015

Cannabis Sativa, Inc.
 (Exact name of Registrant as specified in its charter)

Nevada (State or other Jurisdiction of Incorporation or organization)	000-53571 (Commission File Number)	20-1898270 (IRS Employer I.D. No.)

1646 W. Pioneer Blvd., Suite 120
Mesquite, Nevada  89027
 (Address of principal executive offices)

(702) 346-3906
(Registrant’s telephone number)

N/A
(Former name and/or address if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On June 30, 2015, the Registrant, Cannabis Sativa, Inc. (“CBDS”), issued 1,500,000 shares (the “Preferred Shares”) of Series A Convertible Preferred Stock to one individual who serves as chairman of our board of directors (the “Recipient”).  The Preferred Shares were issued in exchange for the cancellation of $2,910,499.23 in liability pursuant to three license agreements between the Recipient and CBDS.  The issuance of the Preferred Shares was exempt from the registration requirements of Section 5 of the Securities Act of 1933 (the “Act”) pursuant to Section 4(2) of the Act since the Recipient is well known to CBDS and since the issuance of the Preferred Shares was not in connection with any public offering of securities.

The Preferred Shares are convertible into common shares of KUSH, a Nevada corporation which is currently a subsidiary of CBDS.  The Preferred Shares are convertible in connection with a spinoff of KUSH and shall be sufficient to give the Recipient 51% of the common shares of KUSH immediately following the spinoff.  The calculation of the number of KUSH shares into which the Preferred Shares are convertible is based upon the number of CBDS common shares held by the Recipient on June 30, 2015.  In the event the Recipient sells CBDS common shares between June 30, 2015, and the spinoff date, the number of KUSH shares issued upon the conversion of the Preferred Shares will be adjusted accordingly so that Recipient could end up with less than 51% of Kush.  The Preferred Shares may also be converted into common shares of CBDS at the option of either CBDS or the Recipient on a 1 for 1 basis two years following their issuance in the event no spin-off were to occur and they have not been converted into KUSH common shares prior to that time.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cannabis Sativa, Inc.
Date:  July 7, 2015

By: /s/ Catherine Carroll
       Catherine Carroll, CFO